                                                                      Exhibit 99

                                                                  (Logo Omitted)

                                              Teledyne Technologies Incorporated
                                              12333 West Olympic Boulevard
                                              Los Angeles, CA 90064-1021

                                  News Release

                          TELEDYNE TECHNOLOGIES REPORTS
                             FOURTH QUARTER RESULTS

LOS ANGELES - January 27, 2005 - Teledyne Technologies Incorporated (NYSE:TDY)

      - REVENUES OF $288.1 MILLION INCREASED 29.5% COMPARED TO LAST YEAR

      - EARNINGS PER SHARE OF $0.39 INCREASED 62.5% COMPARED TO LAST YEAR

      - FULL YEAR REVENUES INCREASED 20.9% TO OVER $1 BILLION

      - FULL YEAR EARNINGS PER SHARE INCREASED 36.3% TO $1.24

Teledyne Technologies today reported fourth quarter 2004 sales of $288.1 million, compared with sales of $222.4 million for the same period in 2003. Net income for the fourth quarter of 2004 was $13.4 million ($0.39 per diluted share), compared with net income of $7.8 million ($0.24 per diluted share) in the fourth quarter of 2003. Net income for the fourth quarter of 2004 included pretax pension expense of $2.1 million ($1.6 million after recovery from certain government contracts), compared with pretax pension expense of $1.8 million for the same period of 2003.

"2004 was a transformational year for Teledyne, one in which we made exceptional progress towards our goal of high quality revenue and earnings growth, both organically and through acquisitions. We closed five acquisitions in the Electronics and Communication segment. Revenues increased to just over $1.0 billion, while earnings per share increased to $1.24," said Robert Mehrabian, chairman, president and chief executive officer. "Total operating margin improved, and cash from operations was a record $84.9 million. Despite spending approximately $177 million for acquisitions, we ended 2004 with only $66.2 million in net debt. Our balance sheet remains strong, providing flexibility for investments in organic growth and future acquisitions in our strategic businesses."

Fourth Quarter Earnings Summary                                                Millions of Dollars      Earnings per Diluted Share
                                                                               -------------------   -------------------------------
                                                                                Fourth     Fourth    Fourth     Fourth
                                                                               Quarter    Quarter    Quarter    Quarter     Variance
                                                                                 2004       2003      2004       2003           %
==========================================================================     =======    =======    =======    =======     ========
Net income excluding net pension expense

                                                                               $ 14.4     $  8.9     $ 0.42     $ 0.27        55.6%
      Net after-tax pension expense after recovery from certain government
           contracts                                                             (1.0)      (1.1)     (0.03)     (0.03)
                                                                               ------     ------     ------     ------       ------
Net income                                                                     $ 13.4     $  7.8     $ 0.39     $ 0.24        62.5%
==========================================================================     ======     ======     ======     ======       ======

FULL YEAR 2004

Sales for 2004 were $1,016.6 million, compared with $840.7 million for 2003. Net income for 2004 was $41.7 million ($1.24 per diluted share), compared with $29.7 million ($0.91 per diluted share) for 2003. Net income for 2004 included pretax pension expense of $8.7 million ($8.2 million after recovery from certain government contracts), compared with pretax pension expense of $6.9 million in 2003. Net income for 2003 included a $2.4 million one-time income tax benefit, resulting from the reversal of an income tax contingency reserve in the third quarter.

REVIEW OF OPERATIONS

ELECTRONICS AND COMMUNICATIONS

The Electronics and Communications segment's fourth quarter 2004 sales were $161.8 million, compared with fourth quarter 2003 sales of $117.9 million. Fourth quarter 2004 operating profit was $16.7 million, compared with operating profit of $8.4 million in the fourth quarter of 2003.

Fourth quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in defense electronic products, electronic instruments, telecommunication subsystems, relay products and electronic manufacturing services. The revenue growth in defense electronic products was driven by sales of traveling wave tubes, the acquisition of Reynolds Industries, Incorporated on July 2, 2004, the acquisition of assets of Filtronic Solid State on December 31, 2003, and the acquisition of the defense electronics business of Celeritek, Inc. on October 22, 2004. Electronic instruments revenue was favorably impacted by the acquisition of Isco, Inc. on June 18, 2004, the acquisition of Leeman Labs' assets on February 27, 2004, increased demand for geophysical sensors for the energy exploration market and increased sales of other instrument products. The increase in revenue from acquisitions for the fourth quarter of 2004, compared with the same period in 2003, was $39.0 million. Segment operating profit was favorably impacted by acquisitions and organic sales growth and by lower pension expense. Pension expense was $1.0 million in the fourth quarter of 2004 compared with pension expense of $1.4 million in the fourth quarter of 2003.

SYSTEMS ENGINEERING SOLUTIONS

The Systems Engineering Solutions segment's fourth quarter 2004 sales were $64.8 million, compared with fourth quarter 2003 sales of $52.3 million. Fourth quarter 2004 operating profit was $6.2 million, compared with operating profit of $3.4 million in the fourth quarter of 2003.

Fourth quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in core defense, aerospace and environmental programs. The higher operating profit in the fourth quarter of 2004, compared with the same period of 2003, was primarily the result of increased sales and the finalization of an award fee for the Ground-based Midcourse Defense contract, partially offset by sales mix and rate differences. Operating profit in the fourth quarter of 2003 was unfavorably impacted by the recognition of a $1.0 million loss on an office sublease agreement. Segment operating profit in the fourth quarter of 2004 included $0.7 million of pension expense, of which $0.5 million was recovered from certain government contracts, compared with no pension expense for the fourth quarter of 2003.

AEROSPACE ENGINES AND COMPONENTS

The Aerospace Engines and Components segment's fourth quarter 2004 sales were $53.3 million, compared with fourth quarter 2003 sales of $47.0 million. The fourth quarter 2004 operating profit was $4.8 million, compared with operating profit of $5.2 million in the fourth quarter of 2003.

Fourth quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in OEM piston engines and turbine engine sales. Sales from turbine engines were higher primarily due to increased spare parts sales, partially offset by reduced Improved Tactical Air-Launched Decoy (ITALD) engine sales. Segment operating profit for the fourth quarter of 2004, compared with the same period of 2003, included a $1.0 million charge for environmental matters partially offset by a $0.6 million insurance reimbursement for previously incurred legal expenses. Segment operating profit included pension expense of $0.3 million in both the fourth quarter of 2004 and the fourth quarter of 2003.

ENERGY SYSTEMS

The Energy Systems segment's fourth quarter 2004 sales were $8.2 million, compared with fourth quarter 2003 sales of $5.2 million. Fourth quarter 2004 operating profit was $0.7 million, compared with break-even results in the fourth quarter of 2003.

The increase in fourth quarter 2004 sales resulted from multi-year government contracts which were awarded in 2003 for fuel cell and thermoelectric power generator work. Operating profit was favorably impacted by the growth in sales.

ADDITIONAL FINANCIAL INFORMATION

CASH FLOW

Fourth quarter 2004 cash provided by operating activities was $28.0 million, compared with cash provided by operating activities of $18.2 million for the fourth quarter of 2003. The increase in cash provided by operating activities in 2004, compared with 2003, is due to improved net income and operating cash flow from acquisitions. Free cash flow (cash from operating activities less capital expenditures) was $19.2 million for the fourth quarter of 2004, compared with free cash flow of $10.7 million for the same period of 2003. Total year 2004 free cash flow was $66.2 million, compared with free cash flow of $36.5 million for the same period of 2003. The higher free cash flow for total year 2004, compared with 2003, was primarily due to improved net income and lower aircraft product liability settlement payments, as well as operating cash flow from acquisitions. In the fourth quarter of 2004, Teledyne Technologies completed the acquisition of the defense electronics business of Celeritek, Inc. for total consideration of $32.7 million, which is net of a purchase price reduction. The acquisition was funded primarily with borrowings under the company's $280.0 million revolving credit facility. At January 2, 2005, total debt was $77.6 million, which includes $70.0 million drawn against the credit facility, as well as other debt and capital lease obligations. Cash and cash equivalents were $11.4 million at January 2, 2005. Capital expenditures for the fourth quarter of 2004 were $8.8 million, compared with $7.5 million for the fourth quarter of 2003. Depreciation and amortization expense was $6.4 million for the fourth quarter of 2004 and $6.0 million for the fourth quarter of 2003. Depreciation and amortization expense was $24.8 million for full year 2004 and $23.1 million for full year 2003.

Free Cash Flow(a)                                 Fourth         Fourth       Total       Total
                                                  Quarter       Quarter       Year        Year
(in millions, brackets indicate use of funds)      2004           2003        2004        2003
=============================================   ==========    ==========   ==========   =========
Cash provided by operating activities           $     28.0    $     18.2   $     84.9   $    56.7
Capital expenditures                                  (8.8)         (7.5)       (18.7)      (20.2)
                                                ----------    ----------   ----------   ---------
Free cash flow                                  $     19.2    $     10.7   $     66.2   $    36.5
=============================================   ==========    ==========   ==========   =========

(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures.

PENSION

Pension expense for the fourth quarter of 2004 was $2.1 million ($1.6 million after recovery from certain government contracts), compared with pension expense of $1.8 million for the same period of 2003. Under one of its spin-off agreements, after November 29, 2004, the company is able to charge pension costs to the U.S. Government under certain government contracts.

INCOME TAXES

The effective tax rate for the fourth quarter of 2004 was 36.6% compared with an effective tax rate of 38.1% for the fourth quarter of 2003. The total year 2004 effective tax rate was 38.7% compared with an effective tax rate of 33.3% for total year 2003. Total year 2003 included an income tax benefit of $2.4 million due to the reversal of an income tax contingency reserve that was determined to be no longer needed during the third quarter of 2003. Certain tax liabilities are now classified as other long-term liabilities at year-end 2004. The balance sheet for 2003 reflects the same classification.

OTHER

Other income for total year 2004 included the third quarter receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. which is included as part of the Aerospace Engines and Components segment operating profit and other segment income for segment reporting purposes. Corporate expense for the fourth quarter of 2004, compared with the fourth quarter of 2003, was significantly impacted by internal and external costs related to Sarbanes-Oxley Act Section 404 compliance and auditing efforts and higher compensation expense.

OUTLOOK

Based on its current outlook, the company's management believes that first quarter 2005 earnings per share will be in the range of approximately $0.30 to $0.33. The full year 2005 earnings per share outlook is expected to be in the range of approximately $1.30 to $1.40. The company's estimated effective income tax rate for 2005 is 39.6%.

The company's 2005 outlook reflects anticipated sales growth in defense electronics and instrumentation businesses, primarily due to the full-year effect of the company's acquisitions completed in 2004. Organic sales growth of electronic instruments is expected to be offset by a substantial reduction in sales of geophysical sensors for the energy exploration market.

The full year 2005 earnings outlook includes approximately $6.0 million or $0.11 per share in pension expense after recovery of allowable pension costs from our government contracts. Full year 2004 earnings included $8.7 million or $0.16 per share in gross pension expense, or $8.2 million or $0.15 per share in net pension expense after recovery of allowable pension costs from our government contracts. The decrease in pension expense reflects, in part, the ability to recover pension cost from the government in 2005, partially offset by increased pension liability due to a reduction in the discount rate assumption for the company's defined benefit plan. The company's assumed discount rate is 6.25% in 2005, compared with 6.5% in 2004.

Beginning with the third quarter of 2005, the company plans to recognize compensation expense in accordance with Financial Accounting Standards Board Statement No. 123 (revised 2004), "Share-Based Payment." The adoption of this standard for the expensing of stock options is expected to reduce earnings per share by approximately $0.05 in the second half of 2005.

                           EARNINGS PER SHARE SUMMARY
         (Diluted earnings per common share from continuing operations)

                                                                                  2005 Full Year Outlook  2004 Results  2003 Results
                                                                                  ----------------------  ------------  ------------
                                                                                     Low         High       Actual        Actual
===============================================================================   ========      ======     ========     ===========
Earnings per share (excluding net pension expense, income tax benefit and stock
        option expense)                                                             $ 1.46      $ 1.56      $ 1.39        $ 0.97
        Net pension expense after recovery from certain government contracts
                                                                                     (0.11)      (0.11)      (0.15         (0.13)
                                                                                    ------      ------      ------        ------
Earnings per share (excluding income tax benefit and stock option expense)
                                                                                      1.35        1.45        1.24          0.84
        Income tax benefit                                                              --          --          --          0.07
        Stock option expense                                                         (0.05)      (0.05)         --            --
                                                                                    ------      ------      ------        ------
Earnings per share                                                                  $ 1.30      $ 1.40      $ 1.24        $ 0.91
===============================================================================     ======      ======      ======        ======

FORWARD-LOOKING STATEMENTS CAUTIONARY NOTICE

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, pension matters, stock option expense and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications, commercial aviation and energy exploration markets, funding, continuation and award of government programs, changes in insurance expense, customers' acceptance of piston engine price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results. In addition, stock market fluctuations affect the value of the company's pension assets.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies' growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including recent acquisitions of the defense electronics business of Celeritek, Inc., Reynolds Industries, Incorporated and Isco, Inc., involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies' periodic filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The company assumes no duty to update forward-looking statements.

A live webcast of Teledyne Technologies' fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 27, 2005. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, January 27, 2005.

Investor Contact:         Jason VanWees
                          (310) 893-1642

Media Contact:            Robyn McGowan
                          (310) 893-1640

                                      ###

                       TELEDYNE TECHNOLOGIES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                   FOR THE THREE MONTHS AND FISCAL YEARS ENDED
                      JANUARY 2, 2005 AND DECEMBER 28, 2003
               (Unaudited - In millions, except per share amounts)

                                                           Fourth        Fourth       Total       Total
                                                           Quarter      Quarter       Year        Year
                                                            2004          2003        2004        2003
=======================================================   =========     =======      =======     =======
Net sales                                                   $ 288.1     $ 222.4      $1,016.6    $ 840.7
Costs and expenses:
    Costs of sales                                            205.1       168.5         746.3      636.7
    Selling, general and administrative expenses               60.9        40.6         203.4      157.0
                                                            -------     -------      --------    -------
Income before other income (expense) and taxes                 22.1        13.3          66.9       47.0
    Other income (expense)(a)                                    --        (0.3)          3.0       (1.6)
    Interest expense, net                                       0.9         0.3           1.9        0.8
                                                            -------     -------      --------    -------
Income before income taxes                                     21.2        12.7          68.0       44.6
    Provision for income taxes(b)                               7.8         4.9          26.3       14.9
                                                            -------     -------      --------    -------
Net income                                                  $  13.4     $   7.8      $   41.7    $  29.7
                                                            =======     =======      ========    =======

Diluted earnings per common share                           $  0.39     $  0.24      $   1.24    $  0.91
                                                            =======     =======      ========    =======
Weighted average diluted common shares outstanding             34.1        32.9          33.7       32.7
=======================================================     =======     =======      ========    =======

(a) Total year 2004 includes the third quarter receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

(b) Total year 2003 provision for taxes includes a $2.4 million income tax benefit from the reversal of an income tax contingency reserve which was determined to be no longer needed during the third quarter of 2003.

                       TELEDYNE TECHNOLOGIES INCORPORATED
                SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
                   FOR THE THREE MONTHS AND FISCAL YEAR ENDED
                      JANUARY 2, 2005 AND DECEMBER 28, 2003
                            (Unaudited - In millions)

                                                        Fourth           Fourth           Total            Total
                                                        Quarter          Quarter           Year             Year
                                                         2004             2003             2004             2003
=================================================   ==============   ==============   =============    =============
Net sales:
     Electronics and Communications                 $        161.8   $        117.9   $       567.9    $       446.9
     Systems Engineering Solutions                            64.8             52.3           242.2            212.5
     Aerospace Engines and Components                         53.3             47.0           181.8            165.5
     Energy Systems                                            8.2              5.2            24.7             15.8
                                                    --------------   --------------   -------------    -------------
Total net sales                                     $        288.1   $        222.4   $     1,016.6    $       840.7
                                                    ==============   ==============   =============    =============
Operating profit (loss) and other segment income:
     Electronics and Communications                 $         16.7   $          8.4   $        54.4    $        33.0
     Systems Engineering Solutions                             6.2              3.4            27.1             23.2
     Aerospace Engines and Components(a)                       4.8              5.2             6.1              6.4
     Energy Systems                                            0.7               --             1.6             (0.7)
                                                    --------------   --------------   -------------    -------------
Segment operating profit and other segment income   $         28.4   $         17.0   $        89.2    $        61.9
     Corporate expense                                        (6.3)            (3.7)          (19.8)           (14.9)
     Other income (expense)                                     --             (0.3)            0.5             (1.6)
     Interest expense, net                                     0.9              0.3             1.9              0.8
                                                    --------------   --------------   -------------    -------------
Income before income taxes(b)                                 21.2             12.7            68.0             44.6
     Provision for income taxes                                7.8              4.9            26.3             14.9
                                                    --------------   --------------   -------------    -------------
Net income                                          $         13.4   $          7.8   $        41.7    $        29.7
=================================================   ==============   ==============   =============    =============

(a) Total year 2004 segment operating profit includes the third quarter receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. This amount is included as part of other income on the income statement table on the prior page.

(b) Total year 2003 provision for taxes includes a $2.4 million income tax benefit from the reversal of an income tax contingency reserve which was determined to be no longer needed during the third quarter of 2003.

                       TELEDYNE TECHNOLOGIES INCORPORATED
                   CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
                      JANUARY 2, 2005 AND DECEMBER 28, 2003
                    (Current period unaudited - In millions)

                                                                   JANUARY 2,             December 28,
                                                                     2005                    2003
============================================================   =================       ================
ASSETS
Cash and cash equivalents                                      $            11.4       $           37.8
Accounts receivable, net                                                   141.7                  121.3
Inventories, net                                                            97.7                   63.6
Deferred income taxes, net                                                  26.8                   22.7
Prepaid expenses and other assets                                            9.3                    7.1
                                                               -----------------       ----------------
    Total current assets                                                   286.9                  252.5

Property, plant and equipment, net                                          90.8                   76.0
Deferred income taxes, net                                                  28.3                   19.7
Goodwill and acquired intangible assets, net                               192.0                   61.6
Other assets, net                                                           33.6                   23.8
                                                               -----------------       ----------------
    Total assets                                               $           631.6       $          433.6
                                                               =================       ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                               $            62.3       $           48.1
Accrued liabilities                                                         97.0                   74.9
Current portion of long-term debt and capital leases                         3.2                     --
                                                               -----------------       ----------------
    Total current liabilities                                              162.5                  123.0

Long-term debt                                                              70.6                     --
Long-term capital leases                                                     3.8                     --
Other long-term liabilities                                                132.6                   89.6
                                                               -----------------       ----------------
    Total liabilities                                                      369.5                  212.6
    Total stockholders' equity                                             262.1                  221.0
                                                               -----------------       ----------------

     Total liabilities and stockholders' equity                $           631.6       $          433.6
============================================================   =================       ================